Exhibit 11.3

Independent Auditor’s Consent

We consent to the inclusion of our report dated May 2, 2022, with respect to the consolidated balance sheets of RealtyMogul Apartment Growth REIT, Inc. as of December 31, 2021 and 2020, and the related consolidated statements of operations, equity and cash flows for the years then ended, appearing in this Offering Circular on Form 1-A of RealtyMogul Apartment Growth REIT, Inc. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Atlanta, Georgia

December 21, 2022

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